Exhibit 10.2

RESTRICTED STOCK RIGHTS

Issued Under the Fisher Communications Incentive Plan of 2001

Fisher Companies Inc. (“the Company”) hereby grants to Robert C. Bateman (“Employee”) the following restricted stock rights pursuant to, and in accordance with the provisions of, the Fisher Communications Incentive Plan of 2001 (the “Plan”). Any capitalized terms not defined herein shall have the same meaning as set forth in the Plan.

1. Shares Subject to Rights. The Company shall issue to Employee the number of shares of common stock of the Company (the “Shares”) listed on the following schedule on the dates listed below (the “Target Dates”) if, and only if, Employee remains continuously employed by the Company or a Subsidiary of the Company up to and including the respective Target Date:

Target Date	Shares to be Issued on Target Date
June 1, 2006	250
June 1, 2007	250
June 1, 2008	250
June 1, 2009	250

Total	1,000

2. Tax Withholding. As a condition to receiving the Shares attributable to a Target Date, Employee must tender to the Company on or before the respective Target Date an amount sufficient to satisfy all applicable federal, state and local withholding tax requirements (“Tax Requirements”) determined by reference to the fair market value of the Shares on that Target Date. The Company shall use its best efforts to advise Employee of the anticipated amount of the Tax Requirements before the Target Date.

3. Independent Tax Advice. Employee acknowledges that determining the actual tax consequences to Employee of receiving the restricted stock rights and the cash payable in connection with the restricted stock rights may be complicated. These tax consequences will depend, in part, on Employee’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. Employee is aware that Employee should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to Employee of the restricted stock rights and the cash payable in connection with the restricted stock rights. Prior to executing this agreement,

Employee has either consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the restricted stock rights and the cash payable in connection therewith in light of Employee’s specific situation or has had the opportunity to consult with such a tax advisor but has chosen not to do so.

4. Termination of Employment. If Employee voluntarily or involuntarily ceases to be an employee of the Company or a Subsidiary of the Company prior to a Target Date for any reason other than Employee’s death or disability, Employee shall have no rights to receive any Shares attributable to those Target Dates which are subsequent to the date of employment termination; provided however, Employee shall be entitled to receive any Shares attributable to Target Dates which are prior to the date of employment termination to the extent Employee has not received such Shares prior to employment termination. For purposes of this grant, a leave of absence shall constitute a termination of employment unless the Committee that administers the Plan adopts guidelines that specifically provide that such a leave of absence does not constitute a termination of employment for purposes of the Plan. Nothing herein shall be construed or interpreted to confer upon Employee any rights to continued employment by the Company or a Subsidiary of the Company, or to interfere in any way with the right of the Company, in its sole discretion, to terminate Employee at any time.

5. Death or Disability. In the event Employee’s employment by the Company or a Subsidiary of the Company shall terminate by reason of Employee’s death or Employee’s disability within the meaning of Section 22 (e)(3) of the Code, then, with respect to this grant of restricted rights under the Plan, Employee or the personal representative of Employee’s estate, as the case may be, shall as soon as practical following the Employee’s date of death or the date of determination of disability be issued a number of shares of the Company’s common stock equal in number to the total number of unissued shares covered by this grant. Such shares or payment shall be issued or made without regard to any other service requirement stated in such restricted rights.

6. Additional Compensation Payments. So long as Employee remains in the continuous employ of the Company or a Subsidiary of the Company, then, with respect to the Shares that are to be issued on each Target Date hereunder, the Company shall pay to Employee during the period commencing with the date hereof and ending on such Target Date, as additional compensation, an amount of cash equal to the dividends that would have been payable to the Employee during such period if Employee had owned such Shares. Such amounts shall be paid as near in time as reasonably practical to the applicable dividend payment dates. Upon termination of employment, Employee shall lose any rights to receive any further payments under this paragraph even if the termination of employment occurs after the applicable ex-dividend date for a particular dividend.

7. Rights Not Transferable. The rights granted to Employee hereunder shall not be transferable except by will or by the laws of descent and distribution of the state or country of

Employee’s domicile at the date of death. During the lifetime of Employee, only the Employee or the guardian of the Employee may exercise any right granted hereunder.

8. Rights as Stockholder. Neither Employee, nor Employee’s personal representative, heir, legatee or distributee, shall be deemed to be a holder of, or to have any rights with respect to, any Shares subject to the rights hereunder until such Shares are issued.

9. No Separate Fund. Employee is hereby informed that the Company has not set aside or segregated any assets, or established any separate account or fund, to insure payments of its obligations hereunder.

10. Other Plan Provisions. The rights granted hereunder are subject to all of the provisions of the Plan, and, to the extent herein provided, to all contributions, interpretations, rules and regulations which may from time to time be promulgated pursuant to or in connection with the Plan.

11. Plan Document. By signing in the space provided below and acknowledging acceptance of the rights granted hereunder, Employee further acknowledges that Employee has received a prospectus which includes the text of the Plan and has been afforded an opportunity to ask any questions that he or she may have regarding the Plan or the rights granted hereunder.

12. No Waiver. No waiver of any provision of this agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

13. Governing Law. This agreement will be governed by and construed in accordance with the laws of the State of Washington.

Dated this 14th day of June, 2005.
FISHER COMMUNICATIONS, INC.

By:	/s/ Benjamin W. Tucker Jr.
Benjamin W. Tucker Jr.
Acting President and CEO

Accepted by:	/s/ Robert C. Bateman	Date: July 28, 2005
Robert C. Bateman